Exhibit 16.1

December 13, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 13, 2011, of Agilysys, Inc. and are in agreement with the statements contained in the third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP